EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of VLOV, Inc. of our report dated April 12, 2012 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of VLOV, Inc. for the years ended December 31, 2011 and 2010.

/s/ Crowe Horwath LLP

Indianapolis, Indiana
May 25, 2012